EXHIBIT 5

             LEGAL OPINION OF JENKENS & GILCHRIST PARKER CHAPIN LLP

              [Letterhead of Jenkens & Gilchrist Parker Chapin LLP]

                                                              September 6, 2001


Imaging Technologies Corporation
15175 Innovation Drive
San Diego, California 92128

Dear Sirs:

         We have examined the Registration Statement on Form S-2 filed by you with the Securities and Exchange Commission on February 20, 2001 (Registration No. 333-55874), as amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 45,000,000 shares of your common stock, par value $.005 per share (the "Shares"). The Shares are being registered for resale by Amro International, S.A., Balmore Funds, S.A., Celeste Trust Reg., American Industries, Inc. and Artifex Software, Inc.

         The Shares being sold by Amro International, S.A., Balmore Funds, S.A. and Celeste Trust Reg. are issuable by the Company pursuant to a Convertible Note Purchase Agreement, dated as of December 12, 2000, between the Company, on the one hand, and Amro International, S.A., Balmore Funds, S.A. and Celeste Trust Reg., on the other hand (the "2000 Note Purchase Agreement"). Additionally, certain Shares being sold by Balmore Funds, S.A. are issuable by the Company pursuant to a Convertible Note Purchase Agreement, dated as of July 26, 2001, between the Company and Balmore Funds, S.A. (the "2001 Note Purchase Agreement" and, together with the 2000 Note Purchase Agreement, the "Note Purchase Agreements"). The Shares being sold by American Industries, Inc. are issuable by the Company pursuant to an Agreement and Release dated March 1, 2001 by and among the Company, American Industries, Inc. and certain other parties thereto (the "Agreement and Release"). The Shares being sold by Artifex Software, Inc. are issuable by the Company pursuant to an OEM Amendment dated October 25, 2000 between the Company and Artifex Software, Inc. (the "OEM Amendment"). As your legal counsel in connection with these transactions, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

         It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued in the manner described in the Registration Statement, the Note Purchase Agreements, the Agreement and Release or the OEM Amendment, as applicable, will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Jenkens & Gilchrist Parker Chapin LLP
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                                           JENKENS & GILCHRIST PARKER CHAPIN LLP